===================
[LOGO] PITNEY BOWES
NOTICE OF THE 1996
ANNUAL MEETING
AND
PROXY STATEMENT
===================

Pitney Bowes Inc.
World Headquarters
Stamford, Connecticut 06926-0700
(203) 356-5000

===================
[LOGO] PITNEY BOWES
===================
TO THE STOCKHOLDERS:
-------------------

Stockholders attending the annual meeting in Stamford on May 13, 1996, are cordially invited to join us for a continental breakfast, served from 8 a.m. until the meeting begins at 10 a.m.

We look forward to welcoming many stockholders to the meeting and will make it as interesting and informative as possible.

Sincerely yours,

George B. Harvey
Chairman and President

Stamford, Connecticut
March 29, 1996

===================
[LOGO] PITNEY BOWES
===================
NOTICE OF MEETING:
-------------------

The annual meeting of stockholders of Pitney Bowes Inc. will be held on May 13, 1996, at 10 a.m. at the company's facility on Walter Wheeler, Jr. Drive, Stamford, Connecticut. Parking areas will be provided at the company's World Headquarters at One Elmcroft Road, Stamford, Connecticut, and transportation will be provided for the short distance to Walter Wheeler, Jr. Drive. Directions to Pitney Bowes' World Headquarters are set forth on the back cover page of the Proxy Statement; a map is on the inside back cover.

The items of business at the annual meeting are:

1.   Election of four directors.

2.   Appointment of independent accountants for 1996.

3.   Adoption of a new Employee Stock Purchase Plan.

4.   Adoption of an amendment to the 1991 Stock Plan.

5.   Adoption of an amendment to the Key Employees' Incentive Plan.

6. Such other matters as may properly come before the meeting, including any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

All holders of record of Pitney Bowes common stock and $2.12 convertible preference stock as of the close of business on March 15, 1996, are entitled to vote at the meeting or any continuation of the meeting caused by any adjournment, or any postponement of the meeting.

It is important that all stockholders be represented at the meeting. Stockholders are urged to sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States.

Amy C. Corn
Corporate Secretary and
Senior Associate General Counsel

===================
[LOGO] PITNEY BOWES
===================
PROXY STATEMENT
-------------------

This statement is furnished in connection with the solicitation of proxies by the board of directors of Pitney Bowes Inc. (the "board") for use at the annual meeting of stockholders to be held on May 13, 1996, and at any continuation of the meeting caused by any adjournment, or any postponement of the meeting. Proxies may be revoked at any time before they are voted at the annual meeting by (i) submitting to the corporate secretary of the company a written revocation, or (ii) in the case of a stockholder of record, by (a) submitting a later-dated proxy, or (b) attending the meeting, revoking the prior proxy and voting at the annual meeting. Each proxy not revoked will be voted at the meeting and will be voted in accordance with the instructions given in the proxy or, if no instructions are given, will be voted consistent with the recommendations of the board of directors. The votes of the holders of Pitney Bowes common stock and $2.12 convertible preference stock ("$2.12 preference stock") will be aggregated for each agendum item. Each share of common stock will be entitled to one vote and each share of $2.12 preference stock will be entitled to eight votes for each agendum item.

Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will treat them as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

At the close of business on March 15, 1996, the record date for the annual meeting, there were 149,835,860 shares of common stock outstanding and 92,836 shares of $2.12 preference stock outstanding.

The company's headquarters is in Stamford, Connecticut. This proxy statement and the enclosed proxy are being mailed to stockholders on or about March 29, 1996.

ELECTION OF DIRECTORS

Under the company's Restated Certificate of Incorporation and its Bylaws, there are three classes of directors numbering as near to equal in number as possible. Each class is elected for a three-year term.

Four directors, Ms. Alvarado, Mr. Breslawsky, Mr. Campbell, and Mr. Hugel, were elected last year to three-year terms expiring in 1998. Mr. Butler, Mr. Kimball, Mr. Nunery and Mr. Taylor were elected in 1994 to three-year terms expiring in 1997. Mr. Harvey and Mrs. Sewell were elected in 1993 to three-year terms expiring in 1996, and Mr. Critelli was elected by the board in 1994 to fill a vacancy in the class of directors whose terms expire in 1996.

As previously announced by the company, in November 1995 the Nominating and Organization Affairs Committee (consisting of four nonemployee directors whose names are set forth on page 6) recommended, and the board approved, increasing the number of directors by one, to a total of twelve, and electing Michael I. Roth to the board. In compliance with the requirement contained in the company's Restated Certificate of Incorporation and in its Bylaws that the classes of directors be as near to equal in number as possible, Mr. Roth was elected to the class of directors whose terms expire in 1996.

As also previously announced by the company, in February 1996 Mr. Critelli was elected vice chairman and chief executive officer, and Mr. Breslawsky was elected president and chief operating officer, effective as of May 13, 1996. Mr. Harvey will remain chairman through December 31, 1996 when, in accordance with the company's retirement policy, he will retire. Mr. Critelli has also been elected chairman, effective January 1, 1997, subject to his being re-elected as a director by the stockholders.

The Nominating and Organization and Affairs Committee recommended, and the board approved, that Mr. Critelli, Mr. Harvey, Mr. Roth, and Mrs. Sewell be presented to the stockholders for reelection to three-year terms expiring in 1999. It is expected that Mr. Harvey will resign from the board as of December 31, 1996, in accordance with the company's previously announced succession plan, as described above.

Should you choose not to vote for a nominee, you may list on the proxy the name of the nominee for whom you choose not to vote and mark your proxy under Proposal No. 1 for all other nominees. Should any nominee become unable to accept nomination or election as a director (which is not now anticipated), the persons named in the enclosed proxy will vote for such substitute nominee as may be selected by the board of directors, unless the board reduces the number of members of the board below twelve directors, which is not currently being contemplated. The affirmative vote of a plurality of the votes cast by the holders of issued and outstanding shares of Pitney Bowes common and $2.12 preference stock (each share of $2.12 preference stock counting as eight votes of common stock) in person or by proxy at the annual meeting is required to elect directors. Information about each nominee for director and each incumbent director, including the nominee's or incumbent's age as of February 29, 1996, is set forth below. Unless otherwise indicated, each nominee or incumbent has held his or her present position for at least five years.

                              NOMINEES FOR ELECTION
                  TO TERMS EXPIRING AT THE 1999 ANNUAL MEETING

MICHAEL J. CRITELLI, 47, vice chairman, since 1994, of Pitney Bowes Inc. Formerly president of Pitney Bowes Financial Services, 1993-1994, and vice president, secretary & general counsel and chief personnel officer of Pitney Bowes Inc., 1990-1993. Director since 1994.

GEORGE B. HARVEY, 64, chairman, president and chief executive officer of Pitney Bowes Inc. Director since 1980. (Also a director of Massachusetts Mutual Life Insurance Co.; Merrill Lynch & Co., Inc.; Pfizer, Inc.; and McGraw Hill, Inc.)

MICHAEL I. ROTH, 50, since 1994, chairman and chief executive officer of Mutual of New York. Formerly chairman, president and chief executive officer, 1993-1994, and president and chief operating officer, 1991-1993, with Mutual of New York. Director since 1995. (Also a director of Enterprise Group; Promus Hotel Corporation; Enterprise Foundation.)

PHYLLIS SHAPIRO SEWELL, 65, retired senior vice president of Federated Department Stores, Inc. Director since 1987. (Also a director of Lee Enterprises, Inc.; and Sysco Corporation.)

                            INCUMBENT DIRECTORS WHOSE
                     TERMS EXPIRE AT THE 1998 ANNUAL MEETING

LINDA G. ALVARADO, 44, president, since 1974, of Alvarado Construction, Inc., a Denver-based commercial and industrial general contractor. Director since 1992. (Also a director of Cyprus Amax Minerals Company; and Engelhard Corp.)

MARC C. BRESLAWSKY, 53, vice chairman, since 1994, of Pitney Bowes Inc., and since 1990, president of Pitney Bowes Office Systems. Director since 1994. (Also a director of United Illuminating Company.)

COLIN G. CAMPBELL, 60, president of Rockefeller Brothers Fund, a philanthropic organization. Former president of Wesleyan University from 1970 to 1988. Director since 1977. (Also director of Hartford Steam Boiler Inspection & Insurance Company; Sysco Corporation; and Rockefeller Financial Services.)

CHARLES E. HUGEL, 67, retired chairman and chief executive officer of Combustion Engineering, Inc., a company whose principal products are power generation and process equipment and systems. Director since 1987. (Also a director of Eaton Corporation.)

                            INCUMBENT DIRECTORS WHOSE
                     TERMS EXPIRE AT THE 1997 ANNUAL MEETING

WILLIAM E. BUTLER, 64, retired chairman and chief executive officer (1991-1995), and director of Eaton Corporation, a manufacturer of engineered products serving the automotive, industrial, commercial, and military markets. President and chief operating officer of Eaton Corporation from 1989 to 1991. Director since 1991. (Also a director of Bearings, Inc.; Zurn Industries, Inc.; The Goodyear Tire and Rubber Co.; and Ferro Corporation.)

DAVID T. KIMBALL, 68, retired chairman and chief executive officer of General Signal Corporation, a manufacturer of instrumentation and control systems and industrial equipment. Director since 1983.

LEROY D. NUNERY, 40, vice president, human resources of the National Basketball Association since 1993. Formerly director and sector head of the Public Finance Sector, Merchant Banking Group, 1991-1993; and vice president, Corporate Banking Group, 1987-1991, of Swiss Bank Corporation. Director since 1991. (Mr. Nunery is vice president of Leroy Nunery & Sons, Inc., a family owned electrical contracting busi-ness which filed for protection under Chapter 11 of the U.S. Bankruptcy Laws on October 27, 1995.)

ARTHUR R. TAYLOR, 60, chairman of Arthur Taylor & Company, an investment firm, and, since 1992, president of Muhlenberg College in Allentown, Pennsylvania. Dean of the faculty of Business, Fordham University from 1985 to 1992. Director since 1982. (Also a director of Louisiana Land and Exploration Company; Nomura Pacific Basin Fund, Inc.; Japan OTC Fund, Inc.; Korea Equity Fund, Inc.; and Jakarta Growth Fund Inc.)

COMMITTEES OF THE BOARD OF DIRECTORS

The board met nine times in 1995 and each director attended at least 75 percent of the aggregate number of board meetings and meetings held by the board committees on which he or she served during 1995.

Members of the board serve on one or more of the seven committees described below. Except for Mr. Harvey, who is a member of the Executive Committee, directors who are also employees of the company do not serve on board committees.

The AUDIT COMMITTEE, which met three times in 1995, monitors the financial reporting standards and practices of the company and the company's internal financial controls to ensure compliance with the policies and objectives established by the board of directors. To further the foregoing, the Audit Committee recommends to the board for stockholder approval an independent accounting firm to conduct the annual audit, and discusses with the company's independent accountants the scope of their examinations, with particular attention to areas where either the committee or the independent accountants believe special emphasis should be directed. The committee reviews the annual financial statements and independent accountants' report, invites the accountants' recommendations on internal controls and on other matters, and reviews the evaluation given and corrective action taken by management. It reviews the independence of the accountants and their fees. It also reviews Pitney Bowes' internal accounting controls and the scope and results of the company's internal auditing activities, and submits reports and proposals on these matters to the board. Members are Charles E. Hugel (Chairman), Linda G. Alvarado, Colin G. Campbell, and Arthur R. Taylor.

The CORPORATE RESPONSIBILITY COMMITTEE, which met three times in 1995, monitors the company's policies and programs concerning stockholders, cus-tomers, employees, and the communities in which the company operates. The policies and programs that the committee monitors include employee relations, investor relations, environmental protection, customer satisfaction, postal and governmental relations, employee safety and product safety. Members are William
E. Butler (Chairman), Linda G. Alvarado, Michael I. Roth, and Phyllis Shapiro Sewell.

The EXECUTIVE COMMITTEE, which did not meet in 1995, can act, to the extent permitted by Delaware corporation law and the company's Restated Certificate of Incorporation and its Bylaws, on all matters concerning management of the business which may arise between scheduled board of directors meetings, unless otherwise limited by the committee's charter. Members are George B. Harvey (Chairman), Colin G. Campbell, and Arthur R. Taylor.

The EXECUTIVE COMPENSATION COMMITTEE, which met five times in 1995, oversees the company's executive compensation program, including establishing the company's executive compensation policies and undertaking an annual review of all components of compensation to ensure that the company's objectives are appropriately achieved. The committee is also responsible for certain administrative aspects of the company's compensation plans (see "Executive Officer Compensation" beginning on page 10) and the 1984 Pitney Bowes Employee Stock Purchase Plan, and recommends changes in such plans. It also establishes performance targets, and grants, or recommends for grant, incentives in the forms permitted under the Pitney Bowes Key Employees' Incentive Plan, and recommends grants of incentives under the Pitney Bowes 1991 Stock Plan. Grants recommended by the Executive Compensation Committee are approved by the independent directors of the board. Members are Phyllis Shapiro Sewell (Chairman), William E. Butler, and David T. Kimball.

The FINANCE COMMITTEE, which met six times in 1995, reviews the company's financial condition and evaluates significant financial policies and investment decisions, advises management and recommends financial action to the board. The committee's duties include monitoring the company's current and projected financial condition and reviewing and approving major investment decisions. Members are Arthur R. Taylor (Chairman), Colin G. Campbell, Charles E. Hugel, Leroy D. Nunery, and Michael I. Roth.

The NOMINATING AND ORGANIZATION AFFAIRS COMMITTEE, which met eight times in 1995, recommends directors for nomination by the board for election to the board of directors, recommends membership and duties of the board committees, reviews officers' potential for growth, and, with the chief executive officer, is responsible for succession planning and ensuring management continuity. The committee reviews and evaluates the effectiveness of corporate administration and its governing documents. The committee will consider director nominations made by the company's stockholders. Stockholder recommendations must be in writing, addressed to the Chairman of the Nominating and Organization Affairs Committee, c/o Corporate Secretary of the company at the address set forth on the cover of this proxy statement, and should include a statement describing the qualifications and experience of the proposed candidate and the basis for nomination. Members are Colin G. Campbell (Chairman), William E. Butler, Charles
E. Hugel, and Phyllis Shapiro Sewell.

The RETIREMENT ADVISORY COMMITTEE, which met three times in 1995, oversees the financial operations of the company's retirement, savings, and post-retirement benefit plans and retirement funds to ensure that plan liabilities are adequately funded and plan assets are prudently managed. The committee recommends for approval by the board the establishment of new plans and any amendments that materially affect cost, benefit coverages, or liabilities of the plans. With respect to major retirement plans, the committee appoints and removes plan trustees and investment managers, sets the managers' investment return objectives, and approves contributions to such plans. It reports to the board on the operations of all plans and the management of funds established thereunder. Members are David T. Kimball (Chairman), Linda G. Alvarado, and Leroy D. Nunery.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth, as of March 15, 1996, the number of shares of common stock (rounded to the nearest whole number) held by each director, each nominee for director, each of the five executive officers named in the Summary Compensation Table (Table I) on page 11, and all directors and executive officers as a group (19 persons). The directors and executive officers as a group are beneficial owners of less than one percent of the aggregate shares of common stock and $2.12 preference stock. Directors and executive officers are required by the Securities Exchange Act of 1934, as amended, to file forms with the Securities and Exchange Commission to report their holdings of and transactions in the company's securities and to furnish the company with copies of such forms. It is the practice of the company to file such forms on behalf of its directors and executive officers. Based solely upon a review of such forms filed with the company, the company believes that all such forms have been timely filed.

As of December 31, 1995, the only persons or groups known to the company to be beneficial owners of more than five percent of any class of the company's voting securities are The Capital Group Companies, Inc. and FMR Corp., as more fully described below. The following information is based solely upon Schedules 13G filed by The Capital Group Companies, and FMR Corp., respectively, with the Securities and Exchange Commission.

Certain operating subsidiaries of The Capital Group Companies, Inc. exercised investment discretion over various institutional accounts which, as of December 29, 1995, held 17,075,740 shares of the company's outstanding common stock (representing 11.3 percent of the outstanding shares of the class). Capital Guardian Trust Company, a bank, and one of such operating companies, exercised investment discretion over 5,150,440 of said shares. Capital Research and Management Company, a registered investment adviser, and Capital International Limited and Capital International, S.A., other operating subsidiaries, had investment discretion with respect to 11,615,000, 235,700 and 74,600 shares, respectively, of the above shares. The Capital Group Companies, Inc. has an office at 333 South Hope Street, Los Angeles, CA 90071.

Certain operating subsidiaries of FMR Corp. exercised investment discretion over various institutional accounts which, as of December 31, 1995, held 9,167,880 shares (representing 6.05 percent) of the company's outstanding common stock. Fidelity Management and Research Company, a wholly-owned subsidiary of FMR Corp., and a registered investment advisor, exercised investment discretion over 8,131,727 of said shares. Fidelity Management Trust Company, a bank, and Fidelity International Limited, other operating subsidiaries, exercised investment discretion with respect to 1,018,153, and 18,000 shares, respectively. FMR Corp. has an office at 82 Devonshire Street, Boston, MA 02109-3614.

--------------------------------------------------------------------------------
                               SECURITY OWNERSHIP

                                                       SHARES          OPTIONS
                                                     DEEMED TO       EXERCISABLE
TITLE OF                                          BE BENEFICIALLY       WITHIN
CLASS OF STOCK    NAME OF BENEFICIAL OWNER         OWNED (a) (b)     60 DAYS (c)
--------------    --------------------------      ---------------    -----------

Common            Linda G. Alvarado                     2,610                --
Common            William E. Butler                     3,000                --
Common            Colin G. Campbell                     6,000                --
Common            Charles E. Hugel                      3,000                --
Common            David T. Kimball                     23,500                --
Common            Leroy D. Nunery                       2,156                --
Common            Michael I. Roth                       2,000                --
Common            Phyllis Shapiro Sewell                6,000                --
Common            Arthur R. Taylor                      9,276                --
Common            Carmine F. Adimando                  44,509            15,566
Common            Marc C. Breslawsky                   74,431           118,515
Common            Michael J. Critelli                  52,550            32,798
Common            George B. Harvey                    346,892           186,865
Common            Carole F. St. Mark                   38,472            68,382
-------           --------------------------         --------           -------
Common            All executive officers and          629,891           456,810
                  directors as a group (19)
-------

(a) Some of the holdings shown include shares required to be reported as beneficially owned by the directors or executive officers even though beneficial ownership of certain of those shares has been disclaimed. The number of common shares so reported are 4,000 in the case of Mr. Campbell, 1,500 in the case of Mr. Kimball, 1,500 in the case of Mr. Adimando, and 7,000 in the case of all executive officers and directors as a group.

(b) The shares beneficially owned by any director or executive officer, or by all directors and executive officers as a group, represent in each case less than one percent of the class.

(c) The executive officer has the right to acquire beneficial ownership of this number of shares within 60 days of the record date for the annual meeting (March 15, 1996) by exercising outstanding stock options which would require the payment of substantial amounts to cover the exercise price of such options. See footnote 2 to Table III on page 13. These shares are required to be reported as beneficially owned by the executive officer.
--------------------------------------------------------------------------------


DIRECTORS' COMPENSATION

DIRECTORS' FEES. In 1995, each nonemployee director received a fee of $24,000 per year (pro-rated) and $1,100 for each board and committee meeting attended through June 30, 1995. Effective July 1, 1995, the director's fee was increased to $30,000 per year (pro-rated) and committee chairpersons received a fee of $1,500 for each committee meeting that they chaired. The fee for other meetings remained at $1,100 for each committee meeting (non-chairpersons) and each board meeting attended. Directors were also reimbursed for their out-of-pocket expenses incurred in attending board and committee meetings. Directors may elect to defer receipt of fees, in which event they receive interest on the amount deferred at the rate then payable on Standard & Poor's AA-rated bonds. Directors who are also employees of the company receive no additional compensation for serving as a director of the company.

DIRECTORS' STOCK PLAN. At the 1991 annual meeting, the company's stockholders adopted a Directors' Stock Plan pursuant to which each nonemployee director is granted 400 shares of Pitney Bowes restricted common stock annually as part of his or her compensation. On May 8, 1995, an aggregate of 3,600 such shares was awarded, with each of the nine nonemployee directors then serving receiving 400 shares of restricted common stock. The shares carry full voting and dividend rights but may not be transferred or alienated until the later of (1) termination of service as a director, or, if earlier, the date of a change of control, or (2) the expiration of the six-month period following the grant of such shares. Ownership of such shares is reflected in the table on page 8 showing security ownership of executive officers and directors.

DIRECTORS' RETIREMENT PLAN. The company maintains a Directors' Retirement Plan. Under this plan, there is no benefit paid to a director who serves for less than five years. A director with five years of service will receive an annual retirement benefit calculated as 50 percent of the director's retainer in effect at the time of such director's retirement, and a director with more than five years of service at retirement will receive an additional 10 percent of such retainer for each year of service over five, to a maximum of 100 percent of such retainer for ten or more years of service. The current annual retainer fee paid to an active director who is not an employee of the company is $30,000. The annual benefit is paid for life to a director who (i) leaves the board at or after age 60, or (ii) leaves the board prior to age 60 but defers commencement of receipt of benefits until age 60. A director who leaves the board and who elects receipt of benefits before age 60 will receive the annual benefit only during a period equal to the number of years that the director served on the board. Individuals who are eligible for pension benefits as prior employees of the company are not eligible under the Directors' Retirement Plan, unless they serve as nonemployee directors for at least five years.

STOCK PERFORMANCE GRAPH

The following line graph compares the cumulative total return on an investment in the company's common stock over the five-year period ending December 31,

----------------------------------------------------------------------------------------------------------------------

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
    AMONG PITNEY BOWES INC., THE S&P 500 COMPOSITE INDEX, AND THE COMPANIES
        INCLUDED IN THE S&P OFFICE EQUIPMENT AND SUPPLIES INDEX AND THE
                           S&P COMPUTER SYSTEMS INDEX

*Based on an initial investment of $100 on December 31, 1990, with reinvestment of dividends.

[The following table presents the plot points used in creating the line graph which appears in the printed version.]

               Pitney Bowes Inc.       S&P 500(R)        S&P Off. Eq./Comp. Sys.
               ----------------        ----------        -----------------------
1990                 100                  100                    100
1991                 163                  130                    101
1992                 210                  140                    87
1993                 223                  155                    96
1994                 176                  157                    119
1995                 268                  215                    165
----------------------------------------------------------------------------------------------------------------------

1995, with that of (i) the Standard & Poor's ("S&P(R)") 500 Composite Index and
(ii) a combination of the companies included in the S&P Office Equipment and Supplies Index and the S&P Computer Systems Index at December 31, 1995, over the same five-year period.

Both the S&P 500 Composite Index and the index that reflects the combined returns of companies in the S&P Office Equipment and Supplies and the S&P Computer Systems indices are market-value weighted indices. All information shown above is based upon data provided to the company by three separate independent organizations, all of which have been licensed by Standard & Poor's Corporation to use its official total return calculation.

The graph shows that on a total return basis, assuming reinvestment of all dividends, $100 invested in the company's common stock on December 31, 1990 would have grown to $268 by December 31, 1995. By comparison, $100 invested in the S&P 500 Composite Index would have grown to $215 by December 31, 1995. Additionally, $100 invested in the index that reflects the combined returns of companies in the S&P Office and Equipment Index and the S&P Computer Systems Index would have been worth $165 on December 31, 1995.

EXECUTIVE OFFICER COMPENSATION

The Executive Compensation Committee (the "Committee"), which is composed of three independent (nonemployee) directors, oversees the company's executive compensation programs and establishes its executive compensation policies. (A description of the Committee's duties appears on page 6.) The Committee reports on executive compensation to all of the independent directors of the Board (the "Independent Directors") and makes recommendations to the Independent Directors regarding specific executive officer compensation matters with respect to which the Independent Directors have final approval. (See "Report on Executive Compensation by the Independent Directors" beginning on page 14.)

SUMMARY COMPENSATION TABLE. The following table, Table I, shows all compensation paid or granted, during or with respect to the 1995 fiscal year and the two previous fiscal years, to the chief executive officer and the four other highest paid executive officers for services rendered in all capacities while an executive officer. (Persons in this group are referred to herein individually as a "Named Executive Officer" and collectively as the "Named Executive Officers," and the titles listed are the titles held as of the end of the 1995 fiscal year.) This table shows all cash compensation, including Performance Based Compensation (hereinafter referred to as "PBC Incentive"), which is an annual cash incentive granted under the Pitney Bowes Key Employees' Incentive Plan (the "KEIP"), which plan was approved by the company's stockholders. This table also shows the number of stock options granted during each such year and the value of previously granted long-term incentives that were paid in each year as a result of the achievement of the related three-year performance objectives.


----------------------------------------------------------------------------------------------------------------------
                                                                TABLE I

                                                      SUMMARY COMPENSATION TABLE

                                                        ANNUAL COMPENSATION               LONG-TERM COMPENSATION

                                                --------------------------------      ------------------------------
                                                                                      GRANTS     PAYOUTS
                                                                                      ------     -------
                                                                                                LONG-TERM
                                                                                                INCENTIVE
                                                               PBC     OTHER ANNUAL    STOCK      PLAN      ALL OTHER
                                                  SALARY    INCENTIVE  COMPENSATION   OPTIONS    PAYOUTS  COMPENSATION
       NAME AND PRINCIPAL POSITION        YEAR      ($)        ($)          ($)         (#)      ($)(2)      ($)(3)
    ---------------------------------     ----   ---------  --------   -------------  -------  ----------  -----------

 George B. Harvey (1)..................    1995    767,083  1,150,600        --        45,950    1,151,817     3,750
 Chairman, President & Chief               1994    730,417    660,000        --        37,050    1,012,822    26,960
 Executive Officer                         1993    676,667    585,000        --        14,550    1,067,943    32,066

 Michael J. Critelli (1)...............    1995    500,000    550,000        __        15,650     328,117      3,750
 Vice Chairman                             1994    348,010    284,600        __        19,050      244,431     3,000
                                           1993    267,862    194,600        __         3,500      260,061     5,500

 Marc C. Breslawsky (1)................    1995   500,000     550,000        __        15,650     514,216      7,884
 Vice Chairman                             1994    445,625    443,200        __        31,900      450,771     5,952
                                           1993    404,375    322,700        __         6,250      484,913     6,767

 Carole F. St. Mark....................    1995    413,333    396,800        __         9,050      514,216     3,750
 President -                               1994    392,517    274,800        __         6,900      397,085     3,000
 Pitney Bowes Business Services            1993    354,223    276,000        __         6,250      422,892     6,552

 Carmine F. Adimando...................    1995    365,750    307,200        __         5,800      361,223     6,567
 Vice President - Finance and              1994    343,250    250,600        --         4,200      309,976     7,623
 Administration, and Treasurer             1993    317,500    233,800        --         3,800      316,082     6,659

----------

(1) As previously announced by the company, Mr. Critelli has been elected vice chairman and chief executive officer, and Mr. Breslawsky has been elected president and chief operating officer, effective May 13, 1996. Mr. Harvey will remain chairman through December 31, 1996, when, in accordance with the company's succession plan, he will retire. Mr. Critelli has also been elected chairman as of January 1, 1997, subject to his being re-elected as a director by the stockholders. See pages 3 and 4 for further biographical information on Messrs. Harvey, Critelli and Breslawsky, respectively.

(2) The value shown for 1995 is the aggregate of the value of the payout of Cash Incentive Units ("CIUs") granted on June 14, 1993 and the December 31, 1995 market value of restricted stock granted on June 14, 1993. Payout under the CIUs was based on the magnitude of achievement against the financial performance criteria over the three-year period ending December 31, 1995. (See footnote 1 to Table IV on page 14.) The restrictions on the stock were released due to the attainment of the three-year performance objectives. (See footnote 2 to Table IV.)

(3) Includes imputed income relating to company-paid life insurance and amounts contributed to the Pitney Bowes Deferred Investment Plan on behalf of Messrs. Harvey, Critelli, and Breslawsky, Ms. St. Mark and Mr. Adimando. The plan is a tax-qualified plan under Section 401(k) of the Internal Revenue Code.
--------------------------------------------------------------------------------

OTHER COMPENSATION TABLES. Tables II through IV which follow show additional detail about Executive Officer compensation, specifically cash-based and stock-based long-term incentives granted under the company's compensation plans. Long-term incentives in the form of options granted during the three fiscal years covered by Table I are shown in that table. The outstanding options were granted under the 1979 Pitney Bowes Stock Option Plan (the "1979 Plan"), which provides only for the granting of options, and the Pitney Bowes 1991 Stock Plan (the "1991 Plan"), which provides for the granting of various stock-based incentives, including options; both plans were approved by the company's stockholders. (The 1979 Plan, the 1991 Plan and the KEIP are sometimes collectively referred to herein as the "Incentive Plans.")

The following table, Table II, shows additional detail regarding options granted during 1995 pursuant to the 1991 Plan.

------------------------------------------------------------------------------------------------------------------
                                    TABLE II

                           STOCK OPTION GRANTS IN 1995

                                                                                                  NET POTENTIAL
                                                                                               REALIZABLE VALUE AT
                                                   PERCENTAGE OF                              ASSUMED ANNUAL RATES
                                          OPTIONS  TOTAL OPTIONS EXERCISE OR                     OF STOCK PRICE
                                          GRANTED   GRANTED TO   BASE PRICE                      APPRECIATION FOR
                                          IN 1995    EMPLOYEES    ($/SHARE)                      OPTION TERM (2)
                                                                                               -------------------
                    NAME                    (#)       IN 1995        (1)    EXPIRATION DATE     5% ($)     10% ($)
      -----------------------------       -------    ---------    ---------  -------------    --------     -------

      George B. Harvey.................   45,950       9.45        33.5625    Feb. 12, 2005     969,880   2,457,866
      Michael J. Critelli..............   15,650       3.22        33.5625    Feb. 12, 2005     330,329     837,119
      Marc C. Breslawsky...............   15,650       3.22        33.5625    Feb. 12, 2005     330,329     837,119
      Carole F. St. Mark...............    9,050       1.86        33.5625    Feb. 12, 2005     191,021     484,085
      Carmine F. Adimando..............    5,800       1.19        33.5625    Feb. 12, 2005     122,422     310,242

----------

(1) The exercise price equals the market price of a share of the company's common stock on the date of grant. These options become exercisable in installments over a three-year period: one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2) The 5 and 10 percent growth rates, which are specified by the Securities and Exchange Commission, illustrate that the potential future value of the options to the Named Executive Officer is linked directly to the future growth of the price of the company's common stock. Because the exercise price for options granted equaled the market price of the common stock on the date of grant, no gain to the Named Executive Officer is possible without an increase in the stock price, which would benefit the company's stockholders as a whole. Zero growth in the stock price will result in zero realizable value to the Named Executive Officers. The 5 and 10 percent growth rates are intended for illustration only and are not intended to be predictive of future growth; the actual value, if any, that may be realized by any Named Executive Officer will depend on the market price of the common stock on the date of exercise.

---------------------------------------------------------------------------------------------------------------

                                       12



Shown in Table III below is information regarding the exercise of options in 1995 by the Named Executive Officers and information regarding their total outstanding options as of December 31, 1995.

---------------------------------------------------------------------------------------------------------------

                                    TABLE III

            OPTIONS EXERCISED IN 1995 AND 1995 YEAR-END OPTION VALUES

                                                                NUMBER OF
                                  SHARES                  SECURITIES UNDERLYING            NET VALUE OF
                                 ACQUIRED    NET VALUE     UNEXERCISED OPTIONS       UNEXERCISED IN-THE-MONEY
                                ON EXERCISE  REALIZED      AT YEAR-END (#) (1)      OPTIONS AT YEAR-END ($) (2)
                                                        ------------------------     --------------------------
      NAME                          (#)         ($)     EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------------------             ----------   --------   ----------   ------------    ---------    -------------

George B. Harvey                  102,376   2,912,059     171,549        75,501       3,313,885       820,510
Michael J. Critelli                 2,000      32,937      27,582        29,518         469,600       386,650
Marc C. Breslawsky                      0           0     113,299        39,001       2,418,702       505,661
Carole F. St. Mark                      0           0      65,366        15,734       1,311,397       164,885
Carmine F. Adimando                37,400     909,080      13,633         9,867         184,227       104,272
----------

(1) These columns show the aggregate totals of options granted during the period 1987 through 1995. The number of shares subject to the options has been adjusted to reflect the 1992 two-for-one stock split. All options granted prior to 1993 become exercisable in installments over a three-year period, 25 percent after the first year, an additional 25 percent after the second year, and the remaining 50 percent after the third year; and options granted after 1993 become exercisable one-third after the first year, an additional one-third after the second year, and the remaining one-third after the third year.

(2) These values are based on $47.00 per share, the market price of a share of common stock as of December 31, 1995, net of exercise prices, which range from $19.5938 to $42.6785 per share (adjusted to reflect the 1992 stock split). In all cases, the exercise price equaled the market price of a share at the date of grant.

---------------------------------------------------------------------------------------------------------------


Table IV, which follows, shows detailed information regarding long-term incentives other than options granted under the Incentive Plans in 1995. Long-term incentives are contingent upon the attainment of one or more specified performance objectives. The company is obligated, under the terms of these incentives, to make the specified payments, if any, only to the extent that the stated performance objectives are achieved. In 1995, two types of long-term incentives were granted: restricted stock (shares of the company's common stock, the full ownership of which is contingent on the attainment of a performance objective over a three-year period and which is subject to forfeiture); and Cash Incentive Units ("CIUs") (which represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance objectives are attained during the related three-year period).


---------------------------------------------------------------------------------------------------------------------
                                    TABLE IV

                      1995 LONG-TERM INCENTIVE PLAN GRANTS

                                NUMBER OF                                    ESTIMATED FUTURE PAYOUTS UNDER
                            SHARES, UNITS OR  PERFORMANCE OR OTHER            NON-STOCK PRICE-BASED PLANS
                                                                   --------------------------------------------------
                             OTHER RIGHTS         PERIOD UNTIL      THRESHOLD          TARGET             MAXIMUM
                            ---------------                        ----------      ---------------    ---------------
                             CIUS       R/S       MATURATION OR     CIU    R/S       CIU      R/S       CIU      R/S
          NAME                (1)       (2)      PAYOUT (1) (2)     ($)    (#)       ($)      (#)       ($)      (#)
-----------------------    --------    ----     -----------------   ---   -----    -------   -----    -------   -----

George B. Harvey..........   588,000  11,050    December 31, 1997    0    5,525    588,000  11,050    918,750  11,050
Michael J. Critelli.......   340,000   6,250    December 31, 1997    0    3,125    340,000   6,250    531,250   6,250
Marc C. Breslawsky........   340,000   6,250    December 31, 1997    0    3,125    340,000   6,250    531,250   6,250
Carole F. St. Mark........   250,250   4,500    December 31, 1997    0    2,250    250,250   4,500    391,016   4,500
Carmine F. Adimando.......   198,830   2,950    December 31, 1997    0    1,475    198,830   2,950    310,672   2,950

----------

(1) CIUs granted under the Pitney Bowes KEIP represent a defeasible right to receive cash payments if certain earnings per share and return on stockholders' equity performance criteria are achieved over the three-year period ending December 31, 1997. CIUs that will mature on December 31, 1997 will pay $0/CIU if the threshold levels are not exceeded. The CIUs will have a value of $.0075 to $1.5625 per unit if the earnings per share and return on stockholders' equity performance criteria are met, depending on the actual magnitude of achievement.

(2)  Restricted stock granted under the Pitney Bowes 1991 Stock Plan is subject to forfeiture if certain minimum earnings per share performance criteria are not achieved over a three-year period or if the individual is not employed with the company on the specified determination date. If the threshold level of growth is achieved, 50 percent of the restricted stock will be released. If the target level is achieved or exceeded, 100 percent of the restricted stock will be released. A prorated amount will be released for achievement between the threshold and the target level of growth. Outstanding shares of restricted stock were granted to the Named
     Executive Officers on February 14, 1994, and February 13, 1995, as follows:
     Mr. Harvey, 7,500 and 11,050 shares, respectively; Mr. Critelli, 1,700 shares, and 6,250, respectively; and 150 shares on September 12, 1994, and
     4,400 shares on December 12, 1994; Mr. Breslawsky, 3,200, and 6,250 shares, respectively; and 3,050 shares on December 12, 1994; Ms. St. Mark, 3,200 and 4,500 shares, respectively; and Mr. Adimando, 1,950 and 2,950 shares, respectively. The aggregate number of shares of restricted stock held by the Named Executive Officers as of December 31, 1995 (exclusive of shares that were released to the Named Executive Officers after such date), and the aggregate fair market value of such shares is as follows: Mr. Harvey,
     18,550 shares ($871,850); Mr. Critelli, 12,500 shares ($587,500); Mr.
     Breslawsky, 12,500 shares ($587,500); Ms. St. Mark, 7,700 shares
     ($361,900); and Mr. Adimando, 4,900 shares ($230,300). (Market value is calculated at $47.00 per share, the market price of the common stock on
     December 31, 1995.) The value of shares released after December 31, 1995 is included in Table I under the heading "Long-Term Incentive Plan Payouts."
     Individuals granted restricted stock in 1994 and 1995 have voting rights and receive dividends with respect to the stock during the restricted period.
---------------------------------------------------------------------------------------------------------------------

          REPORT ON EXECUTIVE COMPENSATION BY THE INDEPENDENT DIRECTORS

INTRODUCTION

The executive compensation policies and programs of the company are the responsibility of the Executive Compensation Committee (the "Committee"), which consists of three independent directors. The Committee, in turn, recommends certain policies, programs and specific actions to all of the independent directors of the board (the "Independent Directors") for final approval.

The company's philosophy is to compensate employees fairly and competitively at the average or median level in the markets in which it competes for talent when performance meets goals. Thus, it has developed a strategy which is designed to attract, motivate, and retain the best people to achieve the company's business objectives. The design of the compensation program permits recognition of individual contributions as well as results of the respective business units.

The company's executive compensation program has been designed with four main objectives: (1) To provide total compensation which is competitive when compared to various markets in which the company competes for executive talent; (2) To place a portion of annual compensation at risk subject to performance against objectives; (3) To divide total compensation between annual and long-term components with a significant portion represented by long-term performance related components; and (4) To align long-term compensation with stockholder interests.

In 1995, the Committee considered all features of the executive compensation program to ensure that, when combined, the individual components still meet the objectives of the program, and to ensure that total compensation is competitive as it relates to the responsibilities and performance of the executives. This review included consideration and discussion of material prepared by the company's primary executive compensation consulting firm and other such firms, and covered in detail the competitiveness of base salary, total annual compensation, and total long-term compensation. The company's compensation information was compared to that of companies deemed to be in its industry group, including some of the companies in the S&P 500 as well as companies in the S&P Office Equipment and Supplies Index, or the S&P Computer Systems Index referenced in the performance graph shown on page 9. The company's compensation information was also compared to that of other companies of similar or larger revenue size and in different geographical areas because the Committee believes that the competing marketplace for executive talent is a larger universe of companies than those in the company's industry group. During this review, the Committee assessed the levels of compensation; the mix of compensation; the individual and financial performance objectives for PBC Incentives, CIUs and restricted stock; the competitiveness of the individual and combined components; and the effectiveness of compensation in supporting the achievement of the company's objectives.

The executive compensation program and established objectives described above are applied to all the company's executives. Although some executives are not eligible to receive every long-term incentive described below as part of his or her compensation, the compensation provided each executive reflects the company's objectives of linking a portion of compensation to performance and of providing an incentive for long-term achievement.

The Committee reviews and recommends to the Independent Directors the compensation of the most highly compensated executives (approximately 0.1 percent of the total employees in the company, referred to herein as "Key Executives"), including the compensation of the Named Executive Officers presented in the preceding compensation tables (see Tables I through IV on pages 11-14 above). It also establishes the policies for and reviews the annual PBC Incentive and stock options granted to executives who comprise approximately 1 percent of the total employees of the company (referred to herein as "All Executives"). This comprehensive review by the Committee is designed to ensure equity, consistency, fairness, and the appropriateness of the total value of compensation.

Based upon this review, the Committee concluded that the company's compensation programs were functioning as intended; that significant portions of total compensation were earned based on performance; and that overall total compensation opportunities were positioned well in relation to the external market and in line with Pitney Bowes compensation philosophies and strategies.

ANNUAL COMPENSATION

BASE SALARY. In general, the company establishes base pay for All Executives at what it believes to be, in the aggregate, less than competitive levels based on information provided by the company's consultants. The company, however, believes its PBC Incentive opportunity at target to be slightly more than competitive, thus providing compensation that is competitive overall when objectives are met, but which generally places more annual pay at risk subject to performance.

The determination of an individual Named Executive Officer's base pay is based on the executive's level of experience, position in the salary range, individual performance against annually established financial and nonfinancial unit and individual objectives (such as revenue, net income, long-term strategic objectives, introduction of new products or services, customer satisfaction, and work force diversity), competitive market rates for similar positions, and the established annual criteria for merit increases. While all factors are significant, the heaviest weighting is applied to the financial objectives. The above considerations apply similarly to All Executives.

As of February 1, 1995, Mr. Harvey's annual base salary was increased from $735,000 to $770,000, a 4.76 percent increase. This increase was recommended by the Committee following review and discussion of compensation analyses presented at its regular meeting in February 1995 and approved by the Independent Directors at the February board meeting. The increase recognized Mr. Harvey's successful 1994 accomplishments against various corporate objectives, which were similar to, but more extensive than, the objectives set forth above for All Executives. The Committee and the Independent Directors considered salaries of chief executives of comparable companies in recommending the increase in Mr. Harvey's base salary. However, the company continues to place more emphasis on PBC Incentive and long-term incentives, which vary based on performance, than on base salary.

PERFORMANCE BASED COMPENSATION INCENTIVE. All Executives, including the Named Executive Officers, are eligible for PBC Incentives for achieving specific, significant annual business unit and/or individual objectives.

For performance which meets objectives established at the beginning of the year, PBC Incentives are paid at target percentage amounts; maximum amounts are paid for performance which is exceptional; reduced amounts are paid for acceptable but less than expected performance; and no amount is paid for performance that is unsatisfactory. The target PBC Incentives are designed so that when combined with base salaries, which the Committee believes are lower than competitive, more pay is at risk than is the competitive average. The Committee intends that payment of base salary plus a target PBC Incentive in the aggregate will be competitive with total annual compensation paid in the marketplace. For performance which is exceptional against the pre-established objectives, the Committee intends that the total annual compensation will be higher than average.

The PBC Incentives for the Named Executive Officers are reviewed by the Committee and approved by the Independent Directors. The consideration of the recommended PBC Incentives follows a detailed discussion of the company's and the individual's performance for that year against objectives which were established at the beginning of that fiscal year.

For 1995, the Independent Directors determined that Mr. Harvey's performance was exceptional against several financial and non-financial objectives of short-term and long-term significance that had been established by the Independent Directors at the beginning of the year. These objectives were similar to the financial and other objectives described above under "Base Salary," with the objectives having long-term significance receiving the greatest weighting. As a result, Mr. Harvey received $1,150,600 as a PBC Incentive for his 1995 performance. This represents a 74 percent increase over his 1994 PBC Incentive.

LONG-TERM INCENTIVES

In 1995, the company utilized three types of long-term incentives: CIUs, restricted stock, and stock options. The Committee uses these performance-driven components to link executive compensation to internal company performance and to external market performance of the company's stock price. These incentives also enable the company to provide the Named Executive Officers with an economic interest in the long-term future growth of the company's business and of the market price of its stock, and to provide an incentive for the Named Executive Officers to continue their employment with the company. Grants of all three components are recommended by the Committee and approved by the Independent Directors. The combination of these long-term incentives granted during 1995 was compared to the various long-term incentives granted by comparable companies to ensure that the total for Pitney Bowes executives was competitive. The mix of the three long-term incentive components differs from the market mix, i.e. fewer options are granted, because the Committee believes there should be more emphasis placed on those incentives that are more directly connected to the company's long-term financial results. The potential value of, or right to receive, two of these incentive components -- CIUs and restricted stock -- is contingent upon the attainment of one or more specified long-term performance objectives. Amounts are paid, or rights given, only to the extent, if any, that the stated performance objectives are achieved. The potential future value of stock options, which are granted with an exercise price equal to the market price of the stock on the date of grant, is dependent solely upon the future increase in the price of the company's stock.

CASH INCENTIVE UNITS. In 1995, CIUs were granted to Key Executives, including the Named Executive Officers. CIUs represent the right to receive cash only if certain specified long-term financial performance objectives are achieved. The amount paid pursuant to CIUs is linked to the attainment of certain earnings-per-share growth and rates of return on stockholder equity over a three-year period. Hence, the potential value of the CIUs is directly linked to the company's performance.

If the company's performance on the two financial measures equals the pre-established growth rate objectives, CIUs pay at a rate of $1.00 per CIU. For performance below the growth rate targets, the CIUs pay at a rate from $.99 to $.0075 per CIU, and payment decreases to zero if the performance slips to 75 percent or less of the earnings per share growth rate objective. Payment reaches a maximum payout of $1.5625 per CIU when the performance equals or exceeds 150 percent of the target growth rate objectives.

In 1995, Mr. Harvey was granted 588,000 CIUs which are subject to the attainment of cumulative earnings per share and return on stockholder equity objectives to be measured over the three-year performance period ending December 31, 1997. For the three-year performance period ending on December 31, 1995, the payout of previously granted CIUs was at the rate of $1.5625 per unit because the maximum financial growth rate objectives established in 1993 were far exceeded. Both the targets and the results of the performance period ending December 31, 1995 included the results of Monarch Marking Systems and Dictaphone Corporation, which were divested during 1995.

STOCK-BASED INCENTIVES

In 1995, the company also granted, under its long-term incentive program, two types of stock-based incentives which serve to provide Key Executives, including the Named Executive Officers, with a direct interest in the stock price and the long-term growth of the company. These two incentives are shares of restricted stock and stock options.

RESTRICTED STOCK. Restricted stock granted in 1995 is subject to both a financial performance and a tenure requirement. The restrictions on the shares are released, in total or in part, only if the executive is still employed by the company at the end of the performance period and if the performance objective of growth in compound earnings per share over the applicable three-year period has been achieved.

If the performance objective is achieved or exceeded, all of the restricted shares are released. If the compound three-year earnings per share growth is less than 75 percent of the target rate, the shares are forfeited. If performance is at 75 percent of the target rate, 50 percent of the shares are released and the balance is forfeited. For performance between 75 percent and the target level, the shares are released on a proportionate basis, with the unearned balance being forfeited.

In 1995, Mr. Harvey was granted 11,050 shares of restricted stock. On the date of grant, the market price of the stock was $33.5625 per share. The release of restrictions relating to these shares is to be determined based on performance over the three-year period ending December 31, 1997. In deciding to grant these shares to Mr. Harvey, the Independent Directors considered the number of restricted shares then held by Mr. Harvey and determined that the number of shares to be granted in 1995 represented an appropriate component of his total compensation package for 1995. It is the practice of the Independent Directors to annually review Mr. Harvey's total compensation package for competitiveness at the time each element is approved. It is the belief of the Independent Directors that, when previously granted, the outstanding restricted stock was an appropriate component of the total compensation packages that they then approved.

For the three-year performance period ending on December 31, 1995, the restrictions on all 7,400 shares granted to Mr. Harvey on June 14, 1993 were released, as the Independent Directors determined that the performance objective had been exceeded.

STOCK OPTIONS. In granting stock options to All Executives, including the Named Executive Officers, the intent is to provide an incentive to increase the price of the stock. The Committee considers options to be an appropriate element of compensation for All Executives. The level of such grants is established by taking into consideration the competitive level of option grants. Market data indicate a trend toward increased use and size of stock options in competitive markets for executive level positions. The exercise price of options granted by the company has always been equal to 100 percent of the market price of the company's common stock on the date of grant. Options have a ten-year exercise period, but only become exercisable in installments during the first three years following their grant.

During 1995, Mr. Harvey was granted 45,950 options with an exercise price of $33.5625 per share, which equaled the market price of the stock on the date of grant. In determining the number of options to be granted to Mr. Harvey, the Independent Directors considered the number of stock options then held by Mr. Harvey and determined that the number of options to be granted for 1995 represented an appropriate component of Mr. Harvey's total compensation package for 1995. The number of options granted Mr. Harvey in 1995 differed from the number granted in 1994 due to fluctuations in the price of the company's stock which affected the calculation, however, in both years options represented a similar portion of his overall compensation. This action was approved by the Independent Directors at their February meeting. It is the practice of the Independent Directors to annually review Mr. Harvey's total compensation package to determine whether it is comparable to the total compensation of similar executives of other similar companies. It is the belief of the Independent Directors that, when previously granted, the outstanding options were an appropriate component of the total compensation packages for the respective years that they then approved.

DEDUCTIBILITY OF COMPENSATION UNDER INTERNAL REVENUE CODE SECTION 162(M)

Beginning in 1994, publicly traded corporations generally are not permitted to deduct compensation in excess of $1 million paid to certain top executives unless the compensation qualifies for an exception as "performance-based compensation." Based upon an analysis of the compensation of the Executive Officers named in the preceding compensation tables, which compensation the Committee does not believe to be excessive, it is the expectation of the Committee that none of the company's deductions for 1995 compensation will be disallowed under this "$1 million cap." Further, it is the company's intention to design executive compensation programs so that none of the deductions for compensation relating to 1996 and later years will be disallowed under the "$1 million cap." The proposed amendments to the KEIP and 1991 Stock Plan which the stockholders have been asked to approve at the annual meeting are intended to preserve the company's ability to design awards that qualify for exclusion from the "$1 million cap" and thus would be deductible by the company.

CONCLUSION

As described above and as reflected in the 1995 compensation of the Executive Officers, it is the Committee's and the company's philosophy to link a portion of the compensation of All Executives to individual and business performance and to provide All Executives with compensation that creates a direct interest in the long-term growth of the company's stock price. Further, with respect to Key Executives, the company's practice has been to link a significant portion of total compensation to company performance and to have a greater portion linked to long-term (as opposed to short-term) incentive awards.

Linda G. Alvarado      Charles E. Hugel       Michael I. Roth
William E. Butler      David T. Kimball       Phyllis Shapiro Sewell
Colin G. Campbell      Leroy D. Nunery        Arthur R. Taylor

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

The Pitney Bowes Severance Plan, Senior Executive Severance Policy, and Incentive Plans provide for a period of continued income and continued benefit under grants made pursuant to the Incentive Plans (see "Executive Officer Compensation" beginning on page 10) to employees who are terminated by certain actions of the company. These terms are also intended to encourage all employees, including the Named Executive Officers, to continue to carry out their duties in the event of the possibility of a Change of Control. "Change of Control" is defined in the Severance Plan, Senior Executive Severance Policy, and in the Incentive Plans as the acquisition of 20 percent of the company's common stock or 20 percent or more of the combined voting power of all voting securities by an individual, entity or group, or a change of more than a majority of the board other than by approval of the then-current board, or approval by the stockholders of a reorganization, merger, or dissolution of the company.

The Pitney Bowes Severance Plan dated December 12, 1988, as amended, provides for the payment of severance to employees, including the Named Executive Officers, whose employment with the company or any of its United States subsidiaries is terminated under certain circumstances (exclusive of a Change of Control). Severance will consist of a minimum of one week of pay for each full year of service (a fraction thereof for a partial year of service), with a minimum of two weeks' pay, and a maximum of two years' pay. The Severance Plan also provides that employees (exclusive of executives covered under the Senior Executive Severance Policy) whose employment is terminated or whose position, authority, pay or benefits are diminished within two years after a Change of Control will be entitled to severance pay on the basis of their position levels and seniority.

The Senior Executive Severance Policy, which was adopted by the board of directors in December, 1995 provides for the payment of severance to certain senior executive employees, including the Named Executive Officers, whose employment with the company is terminated within two years after a Change of Control. The Senior Executive Severance Policy provides that a covered employee whose employment is terminated, whose position, authority, pay or benefits are diminished or who is relocated within two years after a Change of Control, or who voluntarily terminates employment during the 30-day period immediately following the first anniversary of the date of the Change of Control, will be entitled to, among other things, severance pay in an amount equal to two times the sum of the employee's annual base salary and highest annual PBC Incentive received in any of the three years preceding termination, and the continuation of certain welfare benefits for up to two years following termination of employment.

The 1979 Plan and the 1991 Plan each provide that, in the event of a Change of Control, outstanding options granted under the plans to any employee will become immediately and fully exercisable. The 1991 Plan also provides that, in the event of a Change of Control, other outstanding stock-based incentives granted pursuant to the plan will become fully vested, with all performance objectives deemed fully satisfied except for transfer restrictions required for exempt treatment under Section 16 of the Securities Exchange Act of 1934, as amended, or any other applicable law.

Also, the KEIP provides that in the event of a Change of Control, all Executives, including the Named Executive Officers, will have a vested right to PBC Incentives with respect to the year in which such Change of Control occurs and to CIUs which are then outstanding (for Key Executives) (in amounts to be determined by the Independent Directors as specified in the plan on the basis of relevant past performance of the individual executive, of his or her division and of Pitney Bowes, as applicable). Such PBC Incentives and CIU payments would be made shortly after the Change of Control, discounted to present value at the prime rate then in effect.

If any of these benefits, either alone or together with any other payments or benefits provided to covered senior executive employees, including a Named Executive Officer, would constitute an "excess parachute payment" subject to the 20 percent excise tax under certain provisions of the Internal Revenue Code, the Senior Executive Severance Policy provides that an additional payment would be made to each affected covered employee so that such excise tax is reimbursed on a net after-tax basis. It is possible that no payments will ever be made pursuant to the foregoing; therefore, it is not possible to estimate the amount of any payments that may become due to any individual under the Senior Executive Severance Plan or either of the Incentive Plans in the event of a Change of Control.

PENSION BENEFITS

The following table shows estimated annual retirement benefits (rounded to the nearest dollar) which would be payable to individuals at the compensation levels of the Named Executive Officers, at specified years of service classifications under the Pitney Bowes Retirement Plan, as supplemented by the Pitney Bowes Benefit Equalization Plan (collectively, the "Retirement Plan"). The amounts of annual benefits shown on the following table are predicated on the assumptions that the employee retires at age 65, that the employee is to be paid on a single life annuity basis, and that the amount of Social Security covered wages for each year of service was more than the Social Security maximum for 1993. The amount of compensation shown under the columns "Annual Compensation" on the Summary Compensation Table (Table I) on page 11 is substantially the same as compensation that is the basis for benefits under the Retirement Plan, which is referred to as "Final Average Earnings" on the following table. The estimated annual benefits are not subject to any further deduction for Social Security benefits.

---------------------------------------------------------------------------------------------------------------------
                                                            PENSION BENEFITS

                                                            YEARS OF SERVICE

                     ------------------------------------------------------------------------------------------------
FINAL AVG.
EARNINGS                 10           15             20             25           30             35             40
---------            --------      --------       --------       --------     --------       --------       ---------

$  800,000...........$126,098       $189,147      $256,196       $323,245     $390,294       $457,343       $524,392
$1,000,000...........$158,098       $237,147      $321,196       $405,245     $489,294       $573,343       $657,392
$1,200,000...........$190,098       $285,147      $386,196       $487,245     $588,294       $689,343       $790,392
$1,400,000...........$222,098       $333,147      $451,196       $569,245     $687,294       $805,343       $923,392

Messrs. Harvey (age 64), Breslawsky (age 53), Critelli (age 47), Adimando (age
51), and Ms. St. Mark (age 53), have 39, 15, 17, 17 and 16 years of credited service (rounded to the nearest whole year), respectively, under the Retirement
Plan as of February 29, 1996.
---------------------------------------------------------------------------------------------------------------------

APPROVAL OF APPOINTMENT OF PITNEY BOWES' INDEPENDENT ACCOUNTANTS

The Audit Committee of the board has recommended, and the board has approved for vote by stockholders, the continuation of Price Waterhouse LLP as the independent accountants for Pitney Bowes for 1996.

Price Waterhouse LLP has served in this capacity continuously since 1934. Price Waterhouse LLP has no direct or indirect financial interest in Pitney Bowes or any of its subsidiaries. Representatives of Price Waterhouse LLP will be present at the annual meeting of stockholders and will have the opportunity to make a statement and to respond to appropriate questions.

Under Delaware corporation law, a majority of the votes cast by the holders of stock entitled to vote represented in person or by proxy at the meeting (each share of $2.12 preference stock counting as eight votes of common stock) is required to approve the appointment of independent accountants. If a majority of the votes cast at the meeting is not voted in favor of such firm, the board of directors will determine what action should be taken.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 1996.

PROPOSAL TO APPROVE ADOPTION OF THE 1996 PITNEY BOWES EMPLOYEE STOCK PURCHASE
PLAN

INTRODUCTION

At the annual meeting, the company's stockholders will be requested to consider and act upon a proposal to approve an employee stock purchase plan to be known as the 1996 Pitney Bowes Employee Stock Purchase Plan (the "1996 ESPP").

On February 12, 1996, the board of directors adopted the 1996 ESPP, subject to approval by the company's stockholders. The 1996 ESPP will become effective immediately upon approval by the company's stockholders. The purpose of the 1996 ESPP is to encourage employees to become part owners of the company by the acquisition of shares of common stock of the company, thereby stimulating their personal and active interest in its growth and prosperity. If approved by the stockholders, the 1996 ESPP will replace the 1984 Pitney Bowes Employee Stock Purchase Plan, as amended, which was originally approved by the company's stockholders in 1984.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 1996 ESPP.

DESCRIPTION

Set forth below is a summary of certain important features of the 1996 ESPP, which summary is qualified in its entirety by reference to the complete text of the plan attached as Exhibit 1 to this proxy statement.

ADMINISTRATION. The 1996 ESPP will be administered by a committee (the "Committee") of members of the board of directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Among other things, the Committee will have full authority to establish rules for the administration of the 1996 ESPP and to make administrative decisions regarding the 1996 ESPP. The Committee may delegate certain administrative decisions and functions regarding the 1996 ESPP, except that the designation of eligible employees and decisions concerning the timing, pricing and amount of participation will be made by the Committee, subject to the other terms of the 1996 ESPP. Except as otherwise expressly provided in the 1996 ESPP, all designations, determinations, interpretations, and other decisions under or with respect to the 1996 ESPP, any participation thereunder, or any participation agreement or certificate relating thereto, will be with and in the sole discretion of the Committee, may be made at any time, and will be final, conclusive, and binding.

ELIGIBILITY. Any person who is a regular employee of the company, or a subsidiary designated by the board of directors, who has worked at least 20 hours per week continuously since December 31st of the year preceding the first pay period commencing after an offering date, and whose customary employment is for more than five months in any one calendar year will be eligible to be offered the opportunity to purchase stock under the 1996 ESPP. The board of directors currently estimates that approximately 28,000 employees of the company and its designated subsidiaries will be eligible employees under the 1996 ESPP. Notwithstanding the foregoing, no eligible employee will be granted an option under the 1996 ESPP if (i) immediately after the grant such eligible employee would own shares and/or hold outstanding options to purchase stock possessing five percent or more of the total combined voting power or value of all classes of stock of the company or of any subsidiary of the company or (ii) the option would enable the eligible employee to purchase under employee stock purchase plans of the company and its subsidiaries, in any one year, more than $25,000 of the Company's stock (based on the fair market value of the shares determined at the time such option is granted and subject to certain accumulation rules contained in the Code).

PLAN FEATURES. Under the 1996 ESPP, the company may make offerings ("Offerings") of up to 5,000,000 shares of its common stock to eligible employees who elect to participate in the 1996 ESPP ("Participating Employees"). The company may make one or more Offerings in any calendar year pursuant to which Participating Employees will be granted upon each offering date determined by the Committee the number of shares to be offered in the respective Offering. Each Participating Employee will be offered rights to purchase stock in amounts up to a maximum percentage of such Participating Employee's annual compensation, which maximum percentage will be determined with respect to each Offering by the Committee based on a Participating Employee's basic or regular rate of compensation, and will be applied uniformly to all Participating Employees. The term of each Offering will be one year from July 1 (or such other date as determined by the Committee) of the year in which the Offering is made to the Date of Exercise specified by the Committee. For each Offering the option price per share of stock (the "Exercise Price") will be determined by the Committee, and will, unless the Committee determines otherwise, be expressed as a percentage (the "Discount") of the closing price of the common stock of the company (the "Closing Price") on the offering date. The total number of shares of common stock to be offered in each Offering will be determined by the Committee.

Unless the Committee specifies otherwise, the purchase price of each share of stock for which a Participating Employee has a right to purchase under the 1996 ESPP will be deducted from a Participating Employee's salary over a one year period. All payroll deductions may be used by the company for general corporate purposes. Unless a Participating Employee cancels his or her right to purchase, the right will be exercised and become an obligation to take the shares of common stock as of the date of the final payroll deduction. Unless the Committee specifies otherwise, if the Discount multiplied by the Closing Price of the company's stock on the Date of Exercise yields a purchase price per share (the "New Price") less than the Exercise Price, the Participating Employee will be refunded an amount equal to the difference between the New Price and the Exercise Price multiplied by the number of shares purchased. A Participating Employee will have none of the rights or privileges of a stockholder of the company until the full purchase price of such Participating Employee's shares has been paid and such Participating Employee has been issued such shares of stock.

If a Participating Employee dies or retires prior to such Participating Employee's final payroll deduction for an Offering, such Participating Employee, or such Participating Employee's legal representative, may within a period of three months thereafter (but in no event more than fifteen months from the date of grant of the right to purchase), either: (a) cancel all of such Participating Employee's right to purchase and request payment in cash of the entire amount which has been deducted pursuant to the 1996 ESPP plus interest, or (b) receive the number of full shares of common stock which the payroll deductions will purchase, at the Exercise Price, and receive the balance, if any, in cash. If a

Participating Employee's employment is otherwise terminated prior to the final payroll deduction for an Offering, such Participating Employee's only right will be to receive in cash the amount which has been deducted pursuant to the 1996 ESPP, together with interest.

The Committee may impose restrictions on the transferability of shares of common stock acquired pursuant to the 1996 ESPP, and such restrictions, if any, would apply uniformly to all Participating Employees with respect to each Offering.

Generally, no right under the 1996 ESPP (other than stock issued pursuant to the terms of the 1996 ESPP not otherwise subject to restrictions on transfer), will be assignable, alienable, saleable, or transferable by a Participating Employee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

With respect to persons subject to Section 16 of the Securities Act of 1934 the following will apply in the absence of a change in controlling law: (a) such a Participating Employee who makes a withdrawal from the 1996 ESPP may not make a purchase under the 1996 ESPP for six months, (b) such a Participating Employee who ceases participation in the 1996 ESPP may not participate again in the 1996 ESPP until six months have elapsed, and (c) such a Participating Employee must retain for at least six months from the date of acquisition the securities acquired pursuant to the 1996 ESPP.

AMENDMENT AND DISCONTINUANCE. The Board of Directors may, from time to time, alter, amend, suspend or discontinue the 1996 ESPP for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law; provided, however, that, except for any adjustment for stock split-ups, stock dividends and other changes in the capital stock authorized under the 1996 ESPP, the maximum number of shares that may be offered under the 1996 ESPP may not be increased, without appropriate stockholder approval.

In the event of a stock dividend, split-up or combination of shares, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the company's common stock, appropriate adjustment will be made in the maximum number of shares available under the 1996 ESPP and outstanding rights to purchase will be proportionately increased or decreased, the terms relating to the purchase price with respect to such rights will be appropriately adjusted and such other actions will be taken by the Committee as in its opinion are appropriate under the circumstances.

FEDERAL INCOME TAX CONSEQUENCES

Upon approval by stockholders, the 1996 ESPP will qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "IRC"). The following discussion is intended only as a brief summary of the federal income tax rules that generally will apply. The laws governing the tax aspects of grants are highly technical and such laws are subject to change.

An employee who elects to participate in the 1996 ESPP will not realize income at the time of the grant of a right to purchase shares of common stock or at the time of the issuance of the shares. If an employee does not dispose of a share issued to him or her under the 1996 ESPP for at least two years after the right to purchase such share is granted to him or her and one year after the share is issued, then, upon his or her subsequent sale of the share the employee will realize ordinary income equal to the lesser of (i) the excess of the fair market value of the share on the date of sale over the amount paid for the share, or
(ii) the excess of the fair market value of the share at the time the right to purchase the share was granted over the amount paid for the share.

Such ordinary income should be included in the employee's gross income for the taxable year in which the sale of the share occurs and should be added to his or her tax basis in the share. Any gain on the sale in excess of the amount of ordinary income realized by the employee will be treated as long-term capital gain. If the employee sells the share for an amount less than he or she paid for it, no ordinary income will be realized by the employee and the loss will be treated as a long-term capital loss.

The company will not be entitled to a tax deduction with respect to any amount of income realized by an employee as a result of a sale of the share after the expiration of the two-year and one-year periods referred to above.

If an employee sells a share issued to him or her under the 1996 ESPP prior to the expiration of the two-year or one-year periods referred to above, the employee will realize ordinary income equal to the excess of the fair market value of the share on the date the share is issued to him or her over the amount paid for the share. Such amount should be included in the employee's gross income whether or not he or she realizes a gain on the sale of the share and should be added to the employee's tax basis for the share. Any gain on the sale in excess of the amount of ordinary income realized by the employee will be treated as short-term capital gain. If the selling price of the share is less than (i) the amount the employee paid for the share, plus (ii) the amount the employee includes in his or her gross income as ordinary income, the difference will be treated as a short-term capital loss.

The company will be entitled to a deduction with respect to any amount of ordinary income realized by an employee as a result of a sale of the share prior to the expiration of the two-year and one-year periods referred to above. Interest payments are also deductible by the company.

Special tax rules apply if an employee (i) disposes of a share issued to him or her under the 1996 ESPP by gift or (ii) owns such a share at the employee's death.

NEW PLAN BENEFITS

It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the 1996 ESPP if the 1996 ESPP is approved or what benefits or amounts would have been received by or allocated to any person or group of persons for the last fiscal year if the 1996 ESPP had been in effect.

VOTE REQUIRED

Approval of the 1996 ESPP requires the affirmative vote of the holders of a majority of the common stock and $2.12 preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE 1996 ESPP IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PROPOSED 1996 ESPP. YOUR EXECUTED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL TO APPROVE AMENDMENT TO THE PITNEY BOWES 1991 STOCK PLAN

INTRODUCTION

At the annual meeting, the company's stockholders will be requested to consider and act upon a proposal to amend the Pitney Bowes 1991 Stock Plan (the "1991 Plan").

On February 12, 1996, the board of directors adopted the First Amendment to the 1991 Plan, subject to approval by the company's stockholders. The amendment will become effective as of January 1, 1996, subject to approval by the company's stockholders. The purpose of the amendment, as more fully set forth below, is to permit compensation payable under the 1991 Plan to the chief executive officer and the other four highest-paid officers of the company to qualify as performance-based compensation that is fully deductible for tax purposes. If stockholders fail to approve the amendment, grants will not be made to such officers under the amendment, and the company has not yet determined whether and on what basis grants would be made to such officers under the 1991 Plan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE 1991 PLAN.

DESCRIPTION

Set forth below is a summary of certain important features of the 1991 Plan and the amendment thereto. This description is qualified in its entirety by reference to the complete text of the 1991 Plan, which has been filed as an Exhibit to the company's Form 10-K, and the complete text of the amendment to the 1991 Plan, which appears as Exhibit 2 to this proxy statement.

THE 1991 PLAN. The 1991 Plan is administered by a committee (the "Committee") of members of the board of directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Committee"). Officers and employees of the company and its affiliates are eligible for grants under the 1991 Plan. Such grants may consist of stock options, restricted stock, restricted stock units, dividend equivalents or other stock-based grants, on terms and conditions determined by the Committee, including such terms and conditions as the number of shares subject to the grant, and the exercise price (if applicable), vesting schedule, and forfeiture provisions of the grant. The exercise price of any option may not be less than 85 percent of the fair market value of the underlying stock on the date of grant (or such lesser exercise price as may be permitted by Internal Revenue Code ("IRC") Section 423 for a stock purchase plan). Grants under the 1991 Plan have generally taken the form of stock options and restricted stock. The total number of shares authorized for issuance pursuant to the 1991 Plan was set at 3,200,000 in 1991 when it was approved by stockholders; as of December 31, 1995, 4,365,012 shares remained available under the 1991 Plan (after adjustment for the stock split that occurred in 1992).

AMENDMENT TO 1991 PLAN. The amendment to the 1991 Plan is being proposed in response to recent tax law changes that impose limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. IRC Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of the four other most highly compensated officers of a public corporation ("Covered Employees"). Certain types of compensation that qualify as "performance-based" within the meaning of IRC Section 162(m) are generally excluded from this deduction limit. Such compensation includes options granted with an exercise price not less than the fair market value on the date of grant of the underlying stock, if the plan under which they are granted states a maximum number of shares that may be granted to any individual in a specified period. Other compensation (including restricted stock, restricted stock units and other stock-based incentives) may be excluded if it is payable based upon objective performance criteria that are approved by the stockholders. To permit the Committee to make grants under the 1991 Plan that qualify for the exclusion for performance-based compensation, the amendment to the 1991 Plan is being submitted to stockholders for approval at the 1996 annual meeting. By approving the amendment, the stockholders will be approving, among other things, the performance criteria on which grants to Covered Employees may be based and the maximum number of shares that may be the subject of grants to any one individual in a given year.

It should be noted that the Committee will have the authority to make grants under the 1991 Plan that will not qualify as performance-based compensation for purposes of IRC Section 162(m). In the event of a Change in Control (as defined in the 1991 Plan and as discussed under Severance and Change of Control Arrangements on page 19), grants that would otherwise so qualify may result in the payment of compensation that is not qualified under IRC Section 162(m).

The amendment limits to 200,000 the number of shares that may be represented by grants made to any one individual in a single calendar year. This limit has been set higher than the level at which grants have been made under the 1991 Plan in the past. The Committee does not currently expect to significantly increase the level of grants made annually under the 1991 Plan. However, the limit is designed to permit larger grants in the future, in the event the Committee should determine that such grants are needed to attract or retain top executive talent.

The amendment contains special provisions that will apply to grants to participants in the Plan who are, or are expected to be at the time taxable income will be realized with respect to the grant, Covered Employees, if the Committee so provides at the time of grant. Such grants will be made subject to the achievement of one or more preestablished Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. The Committee will not have the discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to such grants after the Performance Goals have been established, but it will have the discretion to reduce the amount that would otherwise be payable.

"Performance Goals" under the amendment will be one or more objective performance goals, established by the Committee at the time a grant is made, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on stockholder equity, stock price, return on operating assets, earnings per share, or achievement of cost control, of the company or such subsidiary, division or department of the company for or within which the participant is primarily employed. Performance Goals also may consist of attainment of specified levels of company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals will be set by the Committee within the time period prescribed by IRC Section 162(m). In addition, under the amendment, the Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under grants made under the 1991 Plan. For purposes of grants to Covered Employees that are subject to the amendment, the Committee is required to consist of at least two members of the board of directors, each of whom is an "outside director" within the meaning of IRC Section 162(m).

NEW PLAN BENEFITS

It cannot be determined at this time what grants, if any, will be made to any person or group of persons under the 1991 Plan if the amendment is approved by stockholders. If the amendment had been in effect for the last fiscal year, the amount of grants under the 1991 Plan would not have differed from the grants actually made.

VOTE REQUIRED

Approval of the amendment to the 1991 Plan requires the affirmative vote of the holders of a majority of the common stock and $2.12 preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE FIRST AMENDMENT TO THE 1991 PLAN IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT. YOUR EXECUTED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

PROPOSAL TO APPROVE AMENDMENT TO THE PITNEY BOWES INC. KEY EMPLOYEES' INCENTIVE PLAN

INTRODUCTION

At the annual meeting, the company's stockholders will be requested to consider and act upon a proposal to amend the Pitney Bowes Inc. Key Employees' Incentive Plan, as amended and restated June 10, 1991 (the "KEIP").

On February 12, 1996, the Board of Directors adopted the First Amendment to the KEIP, subject to approval by the company's stockholders. The amendment will become effective as of January 1, 1996, subject to approval by the company's stockholders. The purpose of the amendment, as more fully set forth below, is to permit compensation payable under the KEIP to the chief executive officer and the other four highest-paid officers of the company to qualify as performance-based compensation that is fully deductible for tax purposes. If stockholders fail to approve the amendment, grants will not be made to such officers under the amendment, and the company has not yet determined whether and on what basis grants would be made to such officers under the KEIP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE FIRST AMENDMENT TO THE KEIP.

DESCRIPTION

Set forth below is a summary of certain important features of the KEIP and the amendment thereto. This description is qualified in its entirety by reference to the complete text of the KEIP which has been filed as an Exhibit to the Company's Form 10-K, and the complete text of the amendment to the KEIP which appears as Exhibit 3 to this proxy statement.

THE KEIP. The KEIP is administered by a committee (the "Committee") of members of the board of directors who are "disinterested persons" within the meaning of Rule 16b-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Key employees of the company are eligible for grants under the KEIP in an aggregate amount equal to the "Incentive Fund" amount for each calendar year. The "Incentive Fund" amount is determined by the board of directors for each calendar year prior to the end of the following year, not to exceed (i) 4-1/2 percent of the consolidated net income of the company and its consolidated subsidiaries before provision for income taxes, as certified by the company's independent public accountants, plus
(ii) an additional amount equal to any excess of the aggregate amount of the Incentive Funds for the five preceding years over the aggregate amount of awards made for such years.

The Committee determines the recipients of grants under the KEIP and the terms and amounts thereof, subject to the limits of the Incentive Fund. Grants have generally taken the form of Performance Based Compensation Incentives ("PBC Incentives") and Cash Incentive Units ("CIUs"). PBC Incentives are annual cash payments of specified percentages of base salary, which are paid based upon the achievement of preestablished corporate, unit and/or individual performance objectives. CIUs represent a defeasible right to receive cash, the receipt and amount of which are contingent upon the extent to which specified performance criteria are achieved during the related three-year period.

AMENDMENT TO KEIP. The amendment to the KEIP is being proposed in response to recent tax law changes that impose limits on the ability of a public corporation to claim tax deductions for compensation paid to certain highly compensated executives. Internal Revenue Code ("IRC") Section 162(m) generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer or any of the four other most highly compensated officers of a public corporation ("Covered Employees"). Certain types of compensation, including compensation payable based upon the achievement of objective performance criteria that are approved by the stockholders, are generally excluded from this deduction limit. To permit the Committee to make grants under the KEIP that qualify for the exclusion for performance-based compensation, the amendment to the KEIP is being submitted to stockholders for approval at the 1996 annual meeting. By approving the amendment, the stockholders will be approving, among other things, the performance criteria on which grants to Covered Employees will be based and the limit on the maximum amount payable to any individual Covered Employee for any fiscal year pursuant to grants made under the KEIP for purposes of IRC Section 162(m).

It should be noted that the Committee will have the authority to make grants under the KEIP that will not qualify as performance-based compensation for purposes of IRC Section 162(m). In the event of a Change in Control (as defined in the KEIP and as discussed under Severance and Change of Control Arrangements on page 19), grants that would otherwise so qualify may result in the payment of compensation that is not qualified under IRC Section 162(m).

The amendment will apply to grants to participants in the KEIP Plan who are designated by the Committee prior to the making of a grant thereunder who are, or are expected to be at the time taxable income will be realized with respect to the grant, Covered Employees, if the Committee so determines at the time of grant. Such grants may be in the form of PBC Incentives, CIUs or any other form of grant permitted under the KEIP, and will be made subject to the achievement of one or more preestablished Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. The Committee will not have the discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to such grants after the Performance Goals have been established, but it will have the discretion to reduce the amount that would otherwise be payable.

"Performance Goals" under the amendment will be one or more objective performance goals, established by the Committee at the time a grant is made, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on stockholder equity, stock price, return on operating assets, earnings per share or achievement of cost control, of the company or such subsidiary, division or department of the company for or within which the participant is primarily employed. Performance Goals also may consist of attainment of specified levels of company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals will be set by the Committee within the time period prescribed by IRC Section 162(m). The maximum amount payable to a Covered Employee for any fiscal year of the company pursuant to grants made under the KEIP is $5,000,000. This limit has been set higher than the level at which grants have been made under the KEIP in the past, and the Committee does not currently expect to significantly increase the level of grants made under the KEIP in the future. However, the limit is designed to permit larger grants in the future in the event the Committee should determine that such grants are needed to attract or retain top executive talent.

In addition, under the amendment, the Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under grants made under the KEIP. For purposes of awards to Covered Employees that are subject to the amendment, the Committee is required to consist of at least two members of the board of directors, each of whom is an "outside director" within the meaning of Section 162(m). The amendment also makes certain technical changes to the definition of "Change of Control" under the KEIP, to conform it to the definition in the Pitney Bowes 1991 Stock Plan.

NEW PLAN BENEFITS

It cannot be determined at this time what benefits or amounts, if any, will be received by or allocated to any person or group of persons under the KEIP if the amendment is approved by stockholders. If the amendment had been in effect for the last fiscal year, awards under the KEIP would not have differed from the grants actually payable.

VOTE REQUIRED

Approval of the Amendment to the KEIP requires the affirmative vote of the holders of a majority of the common stock and $2.12 preference stock of the company present or represented by proxy and entitled to vote at the annual meeting.

THE BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE FIRST AMENDMENT TO THE KEIP IS IN THE BEST INTERESTS OF ALL STOCKHOLDERS AND, ACCORDINGLY, RECOMMENDS A VOTE FOR THE PROPOSED AMENDMENT. YOUR EXECUTED PROXY WILL BE SO VOTED UNLESS YOU SPECIFY OTHERWISE.

STOCKHOLDER PROPOSALS FOR THE 1997 ANNUAL MEETING

Under the rules of the Securities and Exchange Commission, proposals for stockholder action at the 1997 annual meeting, including nomination of directors, must be received by the corporate secretary of the company no later than November 30, 1996, if such proposals are to be included in the company's proxy statement and proxy.

In addition, the company's Bylaws provide certain procedures that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting, even if such item is not to be included in the company's proxy statement and proxy. Such procedural requirements are fully set forth in the company's Bylaws, a copy of which may be obtained without charge by any stockholder by contacting the corporate secretary of the company at the address and telephone number set forth on the cover of this proxy statement. To have a nomination or item of business brought before the 1997 annual meeting, a stockholder must deliver the requisite notice of such nomination or item to the corporate secretary of the company at its executive offices no later than February 3, 1997.

SOLICITATION OF PROXIES

In addition to the use of the mails, proxies may be solicited by the directors, officers, and employees of Pitney Bowes without additional compensation by personal interview, by telephone, or by telegram. Arrangements may also be made with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of solicitation material to the beneficial owners of Pitney Bowes common and $2.12 preference stock held of record, and Pitney Bowes will reimburse such brokers, custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred. Pitney Bowes has retained Chemical Mellon Shareholder Services, L.L.C. to aid in the solicitation of proxies. The anticipated fee of such firm is $8,500 plus out-of-pocket costs and expenses. The cost of solicitation will be borne entirely by Pitney Bowes.

OTHER MATTERS

The management knows of no other matters which may be presented for consideration at the meeting. However, if any other matters properly come before the meeting, it is the intention of the individuals named in the enclosed proxy to vote in accordance with their judgment.

The 1995 annual report was distributed by mail several days prior to the distribution of this notice and proxy statement. If you did not receive a copy of the company's 1995 annual report or would like a copy of the company's Form 10-K for the 1995 fiscal year, you may request copies by contacting the corporate secretary of the company at the address and telephone number set forth on the cover of this proxy statement.

By order of the board of directors.

Amy C. Corn
Corporate Secretary and
Senior Associate General Counsel

                                                                       EXHIBIT 1

                 1996 PITNEY BOWES EMPLOYEE STOCK PURCHASE PLAN

1.  INTRODUCTION

The 1996 Pitney Bowes Employee Stock Purchase Plan (the "Plan) is designed to encourage employees to become part owners of Pitney Bowes Inc. (the "Company") by the acquisition of shares of common stock of the Company, thereby stimulating their personal and active interest in its growth and prosperity.

It is the intention of the Company to have the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto, and the Plan shall be construed in accordance with such purpose.

2.  ELIGIBLE EMPLOYEES

An "Eligible Employee" is any person who is (i) an employee of (A) Pitney Bowes Inc. or (B) a subsidiary designated as a "participating subsidiary" by the Board of Directors of the Company, (ii) who has been employed for at least twenty (20) hours a week continuously since December 31st of the year preceding the Initial Payroll Deduction Date (as defined below), and (iii) whose customary employment is for more than five (5) months in any one calendar year. An Eligible Employee shall be eligible to be offered options under this Plan.

Any provision of this Plan to the contrary notwithstanding, no Eligible Employee shall be granted an option under this Plan:

     a) If, immediately after the grant such Eligible Employee would own shares and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any subsidiary of the Company; or

     b) Which permits the Eligible Employee's rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds $25,000, in the aggregate (or such greater amount as may be then permitted by Section 423, or any successor provision, of the Code), of the fair market value of the shares (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time.

An Eligible Employee who elects to participate as provided in Paragraph 4 shall be a "Participating Employee."

With respect to persons subject to Section 16 of the Securities Exchange Act of 1934, the following shall apply in the absence of a change in controlling law:
(a) such a Participating Employee who makes a withdrawal from the Plan may not make a purchase under the Plan for six (6) months, (b) such a Participating Employee who ceases participation in the Plan may not participate again in the Plan until six (6) months have elapsed, and (c) such a Participating Employee must retain for at least six (6) months from the date of acquisition securities acquired pursuant to the Plan.

3.  OFFERING

The Company may make offerings ("Offerings") of shares of its common stock to Participating Employees. The Company may, if the Committee (as defined below) so directs, make one or more Offerings in any calendar year. For each Offering, Participating Employees will be granted upon each Offering Date, which shall occur on a date determined by the Committee, the number of shares to be offered in the Offering. Each Participating Employee will be offered rights to purchase stock in amounts up to a maximum percentage of such Participating Employee's annual compensation, which maximum percentage shall be determined with respect to each Offering by the Committee in its discretion and shall apply uniformly to all Participating Employees with respect to each such Offering. "Compensation" shall be as defined by the Committee, based on a Participating Employee's basic or regular rate of compensation and shall apply uniformly to all Participating Employees with respect to the applicable Offering.

The term of each Offering shall be one (1) year from July 1 (or such other date as the Committee, in its discretion, shall designate) of the Offering year to the Date of Exercise, which shall be specified by the Committee. For each Offering the option price per share of stock (the "Exercise Price") will be determined by the Committee, in its discretion, and shall, unless the Committee determines otherwise, be expressed as a percentage (the "Discount") of the closing price of the common stock of the Company on the Composite Tape for issues traded on the New York Stock Exchange (the "Closing Price") on the Offering Date. In no event shall the Committee determine an Exercise Price that is less than the lowest price that employee stock purchase plans are permitted to establish under Section 423 (or any successor provision) of the Code.

The total number of shares of common stock to be offered in each Offering will be determined by the Committee. The maximum number of shares of common stock that may be issued pursuant to this Plan is 5,000,000.

In no event shall an option granted under this Plan be exercisable for a period of time longer than that permitted under Section 423 (or any successor provision) of the Code.

4.  METHOD OF PARTICIPATION

Unless the Committee shall specify otherwise, an Eligible Employee may become a Participating Employee in the Plan by filing on or before the Offering Date a completed Stock Purchase form provided by the Company and applying for an allotment of the number of shares purchasable, not to exceed the amounts described below. Any such Stock Purchase form pursuant to this paragraph 4 shall remain in effect for subsequent Plan years unless such Participating Employee delivers a new Stock Purchase form applying for a different allotment, which shall be applied to future Plan years until a further Stock Purchase form is received by the Company pursuant to this paragraph 4. Unless the Committee shall specify otherwise, an Eligible Employee will also be required to agree to payroll deductions to cover the purchase price of such shares in accordance with paragraph 6.

Unless the Committee shall specify otherwise, after the Offering Date, each Participating Employee will be granted an allotment for the number of shares of common stock which are purchasable, computed as the aggregate amount designated by such Participating Employee on such Participating Employee's Stock Purchase form to be deducted during the year divided by the Exercise Price or for such reduced amount as permitted under paragraph 5 below. If such amount does not result in a whole number of shares, the number of shares will be increased to the next highest whole number.

Notice of the Offering will be given to each Participating Employee with full details as to the aggregate number of shares offered, the Exercise Price, the number of shares allotted to the Participating Employee, the amount of payroll deductions to be made by such and any pro rata reduction in accordance with paragraph 5.

5.  OVERSUBSCRIPTIONS

In the event the number of shares for which subscriptions are received exceeds the number of shares offered as determined under paragraph 3, the number of shares allotted to each Participating Employee will be proportionately reduced.

6.  PAYROLL DEDUCTIONS

Unless the Committee shall specify otherwise, the purchase price of each share of stock for which a Participating Employee has a right to purchase will be deducted over a one (1) year period (or such shorter period as may be determined by the Committee) in substantially equal installments (weekly, biweekly, semi-monthly or monthly, depending on the normal pay period of such Participating Employee). Unless the Committee shall specify otherwise, deductions shall begin in the first pay period commencing after the Offering Date (the "Initial Payroll Deduction Date") and shall cease one (1) year thereafter. All payroll deductions may be used by the Company for general corporate purposes. A separate bookkeeping account for each Participating Employee shall be maintained by the Company and the amount of each Participating Employee's payroll deductions shall be credited to such account.

7.  RIGHTS AS A STOCKHOLDER

A Participating Employee will have none of the rights or privileges of a stockholder of the Company until the full purchase price of such Participating Employee's shares has been paid and such shares of stock have been issued to the Participating Employee.

8.  ISSUANCE OF STOCK

Unless a Participating Employee cancels such Participating Employee's right to purchase as provided below, it will be exercised and become an obligation to take the shares of common stock as of the date of the final payroll deduction. Within a reasonable time after the date of the final payroll deduction, the number of shares purchased by a Participating Employee will be issued to such Participating Employee. Unless the Committee shall specify otherwise, if the Discount multiplied by the Closing Price of the Company's stock on the Date of Exercise yields a purchase price per share (the "New Price") less than the Exercise Price, the Participating Employee shall also receive an amount equal to the difference between the New Price and the Exercise Price multiplied by the number of shares so offered.

The stock will be issued in the name of the employee or, upon such employee's request, jointly in such employee's name and that of a family member as specified on such employee's Stock Purchase Registration form.

The Committee, in its discretion, may impose restrictions on the transferability of shares of common stock acquired pursuant to this Plan, and may cause to be placed on all stock certificates or other evidences of ownership, legends or other indicators setting forth any such restrictions on transferability instructing the transfer agent to notify the Company of any transfer of such shares. Such restrictions, if any, shall apply uniformly to all Participating Employees with respect to any Offering.

9.  RIGHT TO CANCEL

At any time prior to the final payroll deduction to be made pursuant to any Offering, a Participating Employee may cancel all or any part of such Participating Employee's right to purchase by filing a notice of cancellation with the Company. Promptly after the Company's receipt of such notice, the Participating Employee will receive the proportional amount withheld from such Participating Employee's compensation in respect of that portion of such Participating Employee's allotment which is canceled, with interest thereon at a rate to be determined as provided under paragraph 10, computed on the average balance to the credit of the Participating Employee during the period when payroll deductions were made. Rights to purchase which have been canceled pursuant to this section may not be reinstated at a later date.

10.  TERMINATION OF EMPLOYMENT

If a Participating Employee dies or retires prior to such Participating Employee's final payroll deduction for an Offering, such Participating Employee or such Participating Employee's legal representative may, within a period of three (3) months thereafter (but in no event more than fifteen (15) months from the date of grant of the right to purchase), either:

     a) cancel all of such Participating Employee's right to purchase and request payment in cash of the entire amount which has been deducted under the Plan plus interest as computed below, or

     b) receive the number of full shares of common stock which the payroll deductions will purchase, at the Exercise Price, and receive the balance, if any, in cash.

Notice of choice between a) and b) above shall be given to the Company in writing and if such notice is not received within the prescribed period, the Company shall act in accordance with a) above.

If a Participating Employee's employment is otherwise terminated, such Participating Employee's only right will be to receive in cash the amount which has been deducted under the Plan, together with interest, at the average passbook rate, or such other rate as the Committee shall determine, during the offering period up to the time of termination.

A Participating Employee who remains an employee, but whose name is temporarily taken off the payroll because of leave of absence, temporary disability, temporary layoff, military service, or for service with another organization which is to the mutual benefit of the Company and the employee, may cancel such Participating Employee's right to purchase and receive the amounts accumulated to such Participating Employee's credit, or make special arrangements to continue payments, or to suspend them. In the event of suspension of payments, full payment must be made not later than the Date of Exercise.

11.  RIGHTS NOT TRANSFERABLE

No right under this Plan (other than stock issued pursuant to the terms of the Plan not otherwise subject to restrictions on transfer ("Released Stock")), shall be assignable, alienable, saleable, or transferable by a Participating Employee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Notwithstanding the foregoing, however, if so determined by the Committee, a Participating Employee may in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participating Employee under the Plan and to receive any property distributable, with respect to any right upon the death of the Participating Employee. Each right under this Plan shall be exercisable during the Participating Employee's lifetime only by the Participating Employee, or, if permissible under applicable law, by the Participating Employee's guardian or legal representative or by a transferee receiving such right pursuant to a qualified domestic relations order referred to above. No right hereunder (other than Released Stock) may be pledged, alienated, attached, or otherwise encumbered and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any affiliate.

12.  ADMINISTRATION

The Plan shall be administered by a committee (the "Committee") which shall consist of Directors then constituting the Board of Directors of the Company, excluding any Director who is not a "disinterested person" within the meaning of Rule 16b-3 ("Rule 16b-3") promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or any applicable law, or any such other committee designated by the Board of Directors of the Company to administer the Plan, which committee shall be composed of not less than the minimum number of Directors from time to time required by Rule 16b-3 promulgated under the Securities Exchange Act of 1934, or any applicable law, each of whom is a "disinterested person" within the meaning of Rule 16b-3. The Committee shall have full authority to establish rules for the administration of the Plan, to make administrative decisions regarding the Plan and to make the determinations to be made by the Committee under the Plan. The Committee may delegate certain administrative decisions and functions regarding the Plan, except that the designation of Eligible Employees and decisions concerning the timing, pricing and amount of participation shall be made by the Committee, subject to the other terms of the Plan.

Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan, any participation hereunder, or any participation agreement or certificate, shall be with and in the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all persons, including the Company, any affiliate, any Participating Employee, any holder or beneficiary of any right of participation, and any employee of the Company or of any affiliate.

In the event of a stock dividend, split-up or combination of shares, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Company's common stock, appropriate adjustment shall be made in the maximum number of shares available under the Plan and outstanding rights to purchase will be proportionately increased or decreased, the terms relating to the purchase price with respect to such rights will be appropriately adjusted, and such other actions will be taken by the Committee as in its opinion are appropriate under the circumstances.

The Board of Directors of the Company may, from time to time, alter, amend, suspend or discontinue this Plan for the purpose of meeting any changes in legal requirements or for any other purpose permitted by law; provided, however, that except for any adjustment for stock split-ups, stock dividends and other changes in the capital stock heretofore authorized, the maximum number of shares that may be offered under this Plan may not be increased without appropriate stockholder approval.

                                                                       EXHIBIT 2

                               FIRST AMENDMENT TO

                          PITNEY BOWES 1991 STOCK PLAN

The Pitney Bowes 1991 Stock Plan (the "Plan") is hereby amended, effective as of the date set forth below, as follows:

1. This Amendment shall be effective if and only if it is approved by the stockholders of Pitney Bowes Inc. (the "Company") at their annual meeting in 1996, and if so approved, this Amendment shall be effective as of January 1, 1996.

2. Section 2 of the Plan is hereby amended to add the following new definitions:

          "COVERED AWARD" means an Award, other than an Option or other Award with an exercise price per Share not less than the Fair Market Value of a Share on the date of grant of such Award, to a Covered Employee, if it is designated as such by the Committee at the time it is granted. Covered Awards are subject to the provisions of Section 13 of this Plan.

          "COVERED EMPLOYEES" means Participants who are designated by the Committee prior to the grant of an Award who are, or are expected to be at the time taxable income will be realized with respect to the Award, "covered employees" within the meaning of Section 162(m).

          "PERFORMANCE GOALS" means one or more objective performance goals, established by the Committee at the time an Award is granted, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on operating assets, earnings per share, return on stockholder equity, stock price, or achievement of cost control, of the Company or such subsidiary, division or department of the Company for or within which the participant is primarily employed. Performance Goals also may be based upon attaining specified levels of Company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m).

          "SECTION 162(M)" means Section 162(m) of the Code or any successor thereto, and the Treasury Regulations thereunder.

3. There is added to Section 4(a) of the Plan a new sentence at the end thereof, reading in its entirety as follows:

The maximum number of Shares that may be the subject of Awards made to a single Participant in any one calendar year shall be 200,000.

4. There is added to the Plan a new Section 13, reading in its entirety as follows:

          13. (a) The provisions of this Section 13 shall be applicable to all Covered Awards. Covered Awards shall be made subject to the achievement of one or more preestablished Performance Goals, in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the number of Shares subject to Covered Awards or the amount payable pursuant to Covered Awards after the Performance Goals have been established; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, reduce the number of Shares subject to Covered Awards or the amount which would otherwise be payable pursuant to Covered Awards; and PROVIDED, FURTHER, that the provisions of Section 8 shall override any contrary provision of this Section 13.

               (b) No Shares shall be delivered and no payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained.

               (c) The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of amounts payable under Awards made under the Plan.

               (d) Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m).

5. Except as provided above, the Plan shall continue in effect without amendment.

                                                                       EXHIBIT 3

                               FIRST AMENDMENT TO

                                PITNEY BOWES INC.

                          KEY EMPLOYEES' INCENTIVE PLAN

                    (AS AMENDED AND RESTATED: JUNE 10, 1991)

The Pitney Bowes Inc. Key Employees' Incentive Plan, as amended and restated June 10, 1991 (the "Plan"), is hereby amended, effective as of the date set forth below, as follows:

1. This Amendment shall be effective if and only if it is approved by the stockholders of Pitney Bowes Inc. (the "Company") at their annual meeting in 1996, and if so approved, this Amendment shall be effective as of January 1, 1996.

2. Section 6(E) of the Plan is amended to read in its entirety as follows:

          (E) For purposes of this Plan, a "Change of Control" shall be deemed to have occurred if:

          (i) There is an acquisition, in any one transaction or a series of transactions, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange
     Act) of 20 percent or more of either the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50 percent of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of common stock of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be; or

          (ii) Individuals who, as of September 12, 1988, constitute the Board of Directors (as of such date, the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to September 12, 1988, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act); or

          (iii) There is (x) an approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (y) an approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

3. There is added to the Plan a new Section 10, reading in its entirety as follows:

          10. (A) The provisions of this Section 10 shall be applicable to awards under the Plan to "Covered Employees" if the Committee so provides at the time of grant (such awards being referred to as "Covered Awards"). For purposes of this Section 10, "Covered Employees" means participants in the Plan who are designated by the Committee prior to the grant of an award hereunder who are, or are expected to be at the time taxable income will be realized with respect to the award, "covered employees" within the meaning of
          Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor thereto, and the Treasury Regulations thereunder ("Section 162(m)").

               (B) Covered Awards shall be made subject to the achievement of one or more preestablished Performance Goals (as defined below), in accordance with procedures to be established by the Committee from time to time. Notwithstanding any provision of the Plan to the contrary, the Committee shall not have discretion to waive or amend such Performance Goals or to increase the amount payable pursuant to Covered Awards after the Performance Goals have been established; PROVIDED, HOWEVER, that the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to any Covered Award; and PROVIDED, FURTHER, that the provisions of Section 8 shall override any contrary provision of this Section 10.

               (C) "Performance Goals" means one or more objective performance goals, established by the Committee at the time an award is granted, and based upon the attainment of targets for one or any combination of the following criteria: operating income, revenues, return on operating assets, earnings per share, return on stockholder equity, stock price, or achievement of cost control, of the Company or such subsidiary, division or department of the Company for or within which the participant is primarily employed. Performance Goals also may be based upon attaining specified levels of Company performance based upon one or more of the criteria described above relative to prior periods or the performance of other corporations. Performance Goals shall be set by the Committee within the time period prescribed by
          Section 162(m).

               (D) No payment shall be made pursuant to a Covered Award unless and until the Committee shall have certified in writing that the applicable Performance Goals have been attained. The maximum amount payable pursuant to Covered Awards to a particular Covered Employee for any fiscal year of the Company shall be $5,000,000.

               (E) The Committee may from time to time establish procedures pursuant to which Covered Employees will be permitted or required to defer receipt of awards under the Plan.

               (F) Notwithstanding any other provision of the Plan, for all purposes involving Covered Awards, the Committee shall consist of at least two members of the Board of Directors, each of whom is an "outside director" within the meaning of Section 162(m).

4. Except as provided above, the Plan shall continue in effect without amendment.

                   [MAP OF PITNEY BOWES STAMFORD FACILITIES]

DIRECTIONS TO THE PARKING AREAS AT THE COMPANY'S WORLD HEADQUARTERS, ONE ELMCROFT ROAD, STAMFORD, CT.:

NORTHBOUND ON I-95

Please take Exit 7 (Greenwich Avenue) and proceed through the first intersection to next traffic light, where you should turn right onto Washington Boulevard Continue 1/2 mile to stop sign. Turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

SOUTHBOUND ON I-95

Please take Exit 7 (Atlantic Street). At the second traffic light, turn left onto Atlantic Street and continue through second traffic light to stop sign and turn left onto Washington Boulevard. At next stop sign turn left onto South Pacific Street and take immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.

FROM THE MERRITT PARKWAY

Please take Exit 34 (Long Ridge Road). Turn south onto Long Ridge Road. Follow Long Ridge Road for approximately 2 miles to Cold Spring Road and turn right onto Cold Spring Road. Bear left onto Washington Boulevard and follow to the end (approximately 2 miles). At stop sign make a left turn onto South Pacific Street and take an immediate right onto Dyke Lane. At the end of Dyke Lane, turn left onto Elmcroft Road. Please park where indicated.